CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 2‑78713, 333-83336, 333-105999 and 333-110739) and on Form S-8 (Nos. 333-6210, 333-89711 and 333-111555) of Alcan Inc., of our report, dated 16 March 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and our Comments by Auditors for U.S. Readers on Canada‑U.S. Reporting Difference dated 16 March 2005 which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

Montreal, Canada
16 March 2005	/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP